BlackRock MuniYield Arizona Fund, Inc. (the, “Registrant”)

77(I)
Terms of new or amended securities

A copy of (i) the Registrant's Articles of Amendment Amending the Articles Supplementary Establishing and Fixing the Rights and Preferences of the Fund’s Series W-7 Variable Rate Demand Preferred Shares filed with the State Department of Assessments and Taxation of Maryland on June 20, 2012 (the "Articles of Amendment") and (ii) the Registrant’s Series W-7 Variable Rate Demand Preferred Shares Notice of Special Rate Period dated June 20, 2012 and filed with the Registrant's books and records (the "Notice of Special Rate Period") are attached under sub-item 77Q1(a).

The Articles of Amendment contains a description of amendments to the Registrant's Articles Supplementary Establishing and Fixing the Rights and Preferences of the Fund’s Series W-7 Variable Rate Demand Preferred Shares.  The Notice of Special Rate Period contains a description of the terms of the Series W-7 Variable Rate Demand Preferred Shares that is applicable during the Special Rate Period (as defined therein).